CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No.
333-212228 on Form N-1A of our report dated December 22 2025, relating to the financial statements and financial highlights of EIP Growth and Income Fund, the sole series of EIP Investment Trust, appearing in Form
N-CSR of EIP Investment Trust for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent
Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such
Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 26, 2026